Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-237840, 333-254626, 333-263763, 333-270619, 333-278394, and 333-285959) on Form S-8 and (Nos. 333-276077, 333-276719, 333-277829, and 333-287949) on Form S-3 of our report dated February 23, 2026, with respect to the financial statements of ORIC Pharmaceuticals, Inc.

/s/ KPMG LLP

San Diego, California
February 23, 2026